UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 7, 2006

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On April 7, 2006, we entered into the Seventh Amendment of our Development Agreement, dated February 15, 2002, with DIRECTV, Inc. Under this amendment, which amends the expiration date of the Development Agreement from February 15, 2007, to February 15, 2010, we will continue to provide maintenance and support for DIRECTV receivers with TiVo service through the expiration date of the Development Agreement. In addition, DIRECTV will continue to have the right to distribute DIRECTV receivers with TiVo service through February 15, 2007, and a related grace period as set forth in the Development Agreement. Further, we agreed that neither party would assert its patents against the other party with respect to each company’s products and services deployed prior to the expiration of the agreement, subject to limited exceptions. DIRECTV will continue to pay a monthly fee for all households using DIRECTV receivers with TiVo service similar to the amount paid by DIRECTV for households with DIRECTV receivers with TiVo service currently being deployed, subject to a monthly minimum payment by DIRECTV. On an annual basis, we will reserve a portion of these fees as a non-refundable credit to fund mutually agreed development, maintenance, and support services.

The foregoing description of the Seventh Amendment of our Development Agreement with DIRECTV is qualified in its entirety by reference to the provisions of the agreement that will be filed as an exhibit with the Company’s Form 10-Q for the quarter ending April 30, 2006.

On April 7, 2006, we also entered into the First Amendment of our Amended and Restated Services Agreement, dated March 31, 2005, with DIRECTV. This amendment extends the term of the Services Agreement until February 15, 2010, and provides DIRECTV with the ability to obtain additional technical support and training for its use of advertising-related software tools with DIRECTV receivers with TiVo service.

The foregoing description of the First Amendment of our Amended and Restated Services Agreement, dated March 31, 2005, with DIRECTV is qualified in its entirety by reference to the provisions of the agreement that will be filed as an exhibit with the Company’s Form 10-Q for the quarter ending April 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: April 12, 2006	By:	/s/ Tom Rogers
Tom Rogers
Chief Executive Officer
(Principal Executive Officer)